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                                                                   EXHIBIT 6.16


                       AMERICAN INDEPENDENT NETWORK, INC.
                                PROMISSORY NOTE


Amount: $38,000.00                                       Dated: August 29, 1997

        FOR VALUE RECEIVED, the undersigned, American Independent Network, Inc., a Delaware corporation ("Maker"), promises to pay to the order of Rajendra S. Shah, ("Lender"), the principal sum of Thirty Eight Thousand Dollars $38,000.00, (the "Amount Advanced") on or before September 30, 1997 (the "Maturity Date").

        1.      INTEREST RATE.

                The unpaid principal under this Promissory Note (the "Note") shall bear interest at a rate of ten percent (10%) per annum, payable at the maturity of the Note.

        2.      COMPUTATION.

                Interest chargeable hereunder shall be calculated from the date of the Note on a simple interest basis. Interest not paid when due shall be added to the unpaid principal balance and shall thereafter bear interest at the same rate as principal. All payments hereunder are to be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.

        3.      PAYMENTS.

                All unpaid principal and accrued interest shall be payable on the Maturity Date at the Lender's address of record. Lender shall have the option of taking thirty eight thousand (38,000) shares of American Independent Network, Inc. common stock issued in his name in lieu of payment by Maker. Lender shall give Maker five (5) days notice before the due date if he wants to exercise the option to take the common stock as payment of this note. Lender shall be issued ten thousand (10,000) shares of American Independent Network, Inc. common stock if this promissory note is paid by Maker and the thirty eight thousand (38,000) shares of American Independent Network, Inc. common stock is returned to Maker. Maker agrees that any of its common stock shares owned by Lender shall not be subject to any reverse provisions of the Maker before the initial public offering.

        4.      VOLUNTARY PREPAYMENTS.

                Upon providing advance written notice to Lender, Maker may prepay the unpaid Amount Advanced evidenced by this Promissory Note, in whole or in part, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment. If any such prepayment is less than a full prepayment, such prepayment shall be applied first to the payment of accrued interest and the balance remaining applied to the payment of principal.





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        5.      LAWFUL MONEY; DESIGNATED PLACES OF PAYMENT.

                All principal and interest due hereunder is payable in lawful money of the United States of America, in immediately available funds, at Lender's designated address, set forth in Section 11, not later than 5:00 p.m., Pacific Standard Time, on the day payment is due.

        6.      USURY MATTERS

                It is expressly stipulated and agreed to be the intent of Maker and Lender to comply with, at all times, the applicable state law governing the maximum rate or amount of interest payable on the Note (or applicable federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable state law). In the event the applicable law is judicially interpreted so as to render usurious any amount called for under the Note or contracted for, charged, taken, reserved or received with respect to such indebtedness, or if Lender's exercise of his, her or its option to accelerate the maturity of the Note, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is the express intent of both Maker and Lender that all excess amounts theretofore collected by Lender be credited on the principal balance of the Note (or, if this Note has been or would thereby be paid in full, refunded to Maker), and the provisions of the Note shall immediately be deemed amended and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new, or amendment to any existing document to comply with the applicable law and to permit the recovery of the fullest amount otherwise called for hereunder and thereunder.

        7.      WAIVERS.

                Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

        8.      DEFAULT.

                The occurrence of one or more of the following events shall constitute as an event of default of this Note: (a) the entry of a decree or order by a court having appropriate jurisdiction adjudging Maker a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or liquidation of Maker under the Federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee over any substantial portion of Debtor's property or collateral, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days; (b) the institution by Maker of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency



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proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assigned or trustee of Maker, or any substantial part of its property, or if the collateral ("collateral") shall become subject to the jurisdiction of a federal bankruptcy court or similar state court, of if Maker shall make an assignment for the benefit of its creditors, or if there is an attachment, receivership, execution or other judicial seizure, or if there is an admission in writing by Maker of its inability to pay its debts generally as they become due, or the taking of corporate action by Maker in furtherance of any such action; (c) default in the obligation of Maker for borrowed money, other than this Note, which shall continue for a period of sixty (60) days, or any event that results in acceleration of the maturity of any indebtedness of Maker under any note, indenture, contract, or agreement; (d) Maker's failure to comply with any material term, obligation, covenant, or condition contained in this Note, within ten (10) days after receipt of written notice from Lender demanding such compliance; (e) any levy, seizure, attachment, lien or encumbrance of or on the collateral other than those existing as of the date of this Note, which is not discharged by Maker within ten (10) days; (f) any sale, transfer, or disposition of any interest in the collateral, other than in the ordinary course of business, without the written consent of Lender.

        9.      ATTORNEY'S FEES.

                In the event it should become necessary to employ counsel to collect this Note, Maker agrees to pay the reasonable attorney's fees and costs of Lender, or its assigns, incurred in connection with Lender's collection efforts, irrespective of whether suit is brought.

        10.     LENDERS ADDRESS OF RECORD.

                All payments of principal and interest, provided by Section 3 herein, shall be mailed to Lender at:

                Rajendra S. Shah
                2518 Ivy Brook #1308
                Arlington, Texas 76006

        11.     SECTION HEADINGS.

                Headings and numbers have set forth for convenience only. Unless the contrary is complied by the context, everything contained in each Section applies equally to the entire Note.

        12.     AMENDMENTS IN WRITING.

                This Note may be changed, modified or amended only by a writing signed by both Maker and Lender.




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        13.     CHOICE OF LAW.

                This Note and all transactions hereunder and/or evidenced hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of Texas.

        14.     WAIVER OF TRIAL BY JURY.

                Maker hereby waives, to the extent permitted under the applicable law, any right to trial by jury in any action or proceeding relating to this Note.



Made and Executed at


Fort Worth, Texas
American Independent Network, Inc.
a Delaware corporation


/s/ RANDY MOSELEY
--------------------------------------
Randy Moseley
President, CFO







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